EXHIBIT 99.1

                                [SIX FLAGS LOGO]

             SIX FLAGS REPORTS FOURTH QUARTER REVENUE AND ATTENDANCE

      o  Fourth Quarter Revenue Up 7% on Attendance Growth of 4%

      o  Brisk Fourth Quarter Purchases of 2008 Season Passes

New York, NY - January 8, 2008 - Six Flags, Inc. (NYSE: SIX) today announced revenue and attendance results for its fourth quarter ended December 31, 2007, as well as information regarding advance season pass sales for the 2008 season.(1)

Total revenue for the 2007 fourth quarter increased 7% to approximately $111 million from $104 million in the prior-year period. Attendance increased 0.1 million, or 4%, to 2.8 million from 2.7 million in the prior-year period, driven by December performance.

The Company also announced an increase in 2008 season pass sales during the fourth quarter. As of December 31, 2007, advance sales of 2008 season passes increased by a significant double-digit percentage compared to the number of 2007 season passes sold as of December 31, 2006. The number of season passes sold through December historically represents less than 10% of the total number of season passes to be sold for the year.

Mark Shapiro, Six Flags President and CEO, provided the following commentary on the Company's performance:

"Our fourth quarter attendance and revenue performance along with the advance sales of 2008 season passes provide solid evidence that, notwithstanding the economic headwinds that many sectors have been experiencing for the last several months, our guests' desire to enjoy a convenient, affordable, and family-friendly entertainment offering at Six Flags remains strong.

We're looking forward to building on this momentum in 2008 with a thrilling new attraction program that includes eight coasters in eight parks, significant productivity and cost efficiencies, continued per capita spending and sponsorship growth, as well as potential international opportunities."

Revised Guidance and Year End Liquidity

In light of the fourth quarter performance, the Company expects it will slightly exceed its prior guidance.

As of December 31, 2007, the Company had $5 million outstanding on its $275 million revolving credit facility (excluding letters of credit in the amount $27 million), leaving $243 million of additional revolver availability to fund its off-season expenses.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company with 21 parks across the U.S., Mexico, and Canada. Since 1961, Six Flags has provided world-class thrilling entertainment for millions of families. Six Flags is a publicly-traded corporation (NYSE: SIX) headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2006, which is available free of charge on Six Flags' website http://www.sixflags.com.

                                      # # #

Media Contact: Sandra Daniels - (212) 652-9360 Investor Relations: William Schmitt - (203) 682-8200

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(1) Reported results exclude park operations in Buffalo, New York; Columbus,
Ohio; Concord, California; Denver, Colorado; Houston, Texas; Oklahoma City, Oklahoma; Sacramento, California; and Seattle, Washington. These parks have been classified as discontinued operations. As of April 6, 2007, the sales of all of the above-named parks were completed.